Exhibit 2.1

WRITTEN CONSENT PURSUANT TO THE BUSINESS COMBINATION AGREEMENT

May 25, 2023

This Written Consent pursuant to the Business Combination Agreement dated as of October 12, 2022 (the “Business Combination Agreement”), as amended by that certain First Amendment to the Business Combination Agreement, dated as of April 12, 2023 (the “First Amendment to the Business Combination Agreement”), is entered into between Clean Earth Acquisitions Corp., a Delaware corporation (“Purchaser”) and Alternus Energy Group Plc, a public limited company incorporated under the laws of Ireland (“Seller”). All capitalized terms used herein but not defined shall have the meanings assigned to them in the Business Combination Agreement.

WHEREAS, Purchaser and Seller are parties to that certain Business Combination Agreement.

WHEREAS, both Seller and Purchaser have the option to terminate the Business Combination Agreement if the Closing shall not have occurred by May 26, 2023 (the “Termination Date”), provided, that the Termination Date may be extended to a later date by mutual written consent of Purchaser and Seller.

NOW, THEREFORE, BE IT RESOLVED The undersigned, being authorized officers of Purchaser and Seller, do hereby consent, pursuant to Section 7.03 (b) of the Business Combination Agreement, to extend the Termination Date to November 28, 2023.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Written Consent on the date first written above.

CLEAN EARTH ACQUISITIONS CORP.

By:	/s/ Aaron T Ratner
Name:	Aaron T Ratner
Title:	CEO

ALTERNUS ENERGY GROUP PLC

By:	/s/ Vincent Browne
Name:	Vincent Browne
Title:	Chief Executive Officer

[Signature Page to Written Consent dated May 25, 2023]

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